EXHIBIT 10.18


August 15 2005

                                AMENDMENT TO THE
                    EMPLOYMENT AGREEMENT DATED AUGUST 1, 2003 by and between SIBERIAN ENERGY GROUP INC., a Nevada corporation (the "Company"), and ELENA POCHAPSKI ("Employee") made effective as of September 1, 2005. Employee and the Company are sometimes referred to individually as a "Party" and collectively as the "Parties."

WHEREAS THE EMPLOYEE has been serving as Chief Financial Officer of the Company for the period from August 1, 2003 to August 30, 2005, during which period no compensation has been paid to the employee;

AND WHEREAS THE CORPORATION AND THE EMPLOYEE wish to determine terms of payment of compensation accrued up to August 30, 2005 and in the future periods,


NOW THEREFORE THIS AGREEMENT WITNESSETH, that the Parties agree as follows:

     1. Accrued salary for the period of August 1, 2003 to August 30, 2005 in the total amount of US$134,707 will be treated as follows:

          1.1 Amount of US$50,000 will be paid by the Company by the way of issue of 400,000 restricted shares of Siberian Energy Group Inc.'s common stock. "Restricted" securities have the meaning as that term is defined in the rule 144 under the 1933 Act and may not be offered for sale, sold or otherwise transferred except for pursuant to the provisions of the 1933 Act.

          1.2 The Employee agrees to postpone the payment of remaining US$84,707 until such time as the Company shall have sufficient profits to pay the amount in cash either partially or in full. Employee will provide the Company with a waiver letter, confirming that she shall not seek to exercise any rights against SEG in relation to the unpaid amounts until such time as SEG shall have sufficient profits available to discharge the claim.

          1.3 At any time the parties may agree on 'non-cash" method of payment of the outstanding amounts.

     2. Compensation for the period starting September 1, 2005 will be paid in the following amounts and on the following dates:

          2.1 Annual salary is fixed at $75,000 Canadian dollars for the period until April 30, 2006 at which time the amount may be returned to the regular amount as per the employment agreement, depending on the financial condition of the Company;

          2.2 Monthly salary calculated as 1/12th of the annual salary will be paid on the last day of each month

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          2.3  Monthly  salary  will  be  paid  in  Canadian  dollars  from  the bank account of Siberian Energy Group Inc. (Canada). Any payments, which the Company shall make to Employee pursuant to this agreement shall be reduced by standard withholding and other payroll deductions in accordance with applicable legislation of Canada.

     3. The Company acknowledges that the Employee is required to use her personal automobile to perform her duties, which include but is not limited to the trips to the bank, airport, auditors and consultants and on various office needs. The Company will pay to Employee a monthly allowance of $500 to reimburse automobile expenses.

     4. All other provisions of the Employment agreement dated August 1, 2003 remain without change.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

EMPLOYEE                          SIBERIAN  ENERGY  GROUP  INC.

/s/  Elena  Pochapski             /s/  David  Zaikin
------------------------------    ------------------------------
Elena Pochapski, Individually
Address:  XXXXXXXXXXXXXXXXX       David Zaikin, Chairman and CEO
          XXXXXXXXXXXXX

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